EXHIBIT 23.1


                         Consent of Independent Auditors

     We consent to the incorporation by reference in: (i) the Registration Statement (Form S-8 Registration No. 33-93480) pertaining to the 1989 Stock Option Plan, as amended (the "Option Plan"); the 1995 Employee Stock Purchase Plan (the "Purchase Plan"); and 51,000 shares issuable under certain options granted outside the Option Plan in February 1995 (the "February 1995 Options");
(ii) the Registration Statement (Form S-8 Registration No. 333-15529) pertaining to the 1996 Non-Employee Directors Stock Option Plan (the "Non-Employee Plan") and the 1996 Stock Plan (the "Stock Plan"); (iii) the Registration Statement (Post Effective Amendment No. 1 to Form S-8/S-8 Registration No. 333-8416) pertaining to the Option Plan; the Purchase Plan; the February 1995 Options; the Non-Employee Plan; the Stock Plan; 49,808 shares issuable under that certain warrant granted in December 1994; 15,000 shares issuable under certain options granted outside the Option Plan, the Stock Plan and the Non-Employee Plan in June 1996; 1,667 shares issuable under certain options granted outside the Option Plan, the Stock Plan and the Non-Employee Plan in December 1996; and 83,067 shares issuable under certain options granted outside the Option Plan, the Stock Plan and the Non-Employee Plan in February 1998; and (iv) the Registration Statement (Form S-3 Registration No. 33-61402) pertaining to shares of common stock issuable upon the conversion of shares of Series A Preferred Stock of our report dated February 8, 2000, except for Note 13, as to which the date is April 14, 2000, with respect to the consolidated financial statements and schedule of Storage Engine, Inc. for the year ended December 31, 1999 included in the Annual Report (Form 10-K) for the year ended December 31, 2001 filed with the Securities and Exchange Commission.






                                            /s/ ERNST & YOUNG LLP


MetroPark, New Jersey
March 28, 2002